EXHIBIT 10.1

GENERAL RELEASE

I, Mark Wesley, of 5019 Beach Drive SW, Seattle, WA 98136, for good and adequate consideration (specifically the consideration set forth in Attachment 1), hereby release and absolutely and forever discharge PANERA, LLC, its owners, predecessors, successors, franchisees, affiliates, assigns, officers, employees, insurers, attorneys, investors and agents (hereinafter “Panera” and/or “Company”), from any and all suits, claims, demands, debts, sums of money, wage claims, overtime claims, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims in law or in equity, whether now known or unknown, which I ever had, now have, or which I, my heirs, executors, administrators or assigns, hereafter can, shall or may have against Panera arising from any events occurring from the beginning of time to this date, arising directly or indirectly out of, in connection with and/or in any manner relating to my employment with and/or termination from Panera, including, but expressly not limited to, any claims which I may have pursuant to the “Panera, L.L.C. Confidential and Proprietary Information and Non-Compete Agreement” that I signed on or about July 15, 2013 (the “Non-Compete Agreement”), as well as any claims which I may have to recover damages of any kind, including back pay, front pay, damages asserted for physical and emotional injuries, worker’s compensation benefits, disability benefits, wage claims, overtime claims, defamation claims, libel claims, or any claim to reinstatement and/or employment, or any claims, actions, complaints or charges brought by me or on my behalf or which could have been brought by me or on my behalf under the Employment Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act, 42 U.S.C. §§2000(e) et seq., the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), COBRA, any wage statute and/or regulation, including, but not limited to, the Fair Labor Standards Act (“FLSA”), or under any other federal, state, municipal, city, town or common law.

In addition, and not intending in any way to limit the scope of this General Release, I expressly agree to comply with all the obligations contained in the Non-Compete Agreement.

I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claim(s) on my behalf arising out of or related in any way to my employment with Panera and/or termination from Panera.

I further agree to dismiss with prejudice any and all pending claims against Panera and I further agree not to file any claims against Panera relating to any matter(s) arising from the beginning of time to the date of this General Release.

Mark Wesley
General Release Prepared on October 9, 2015

I further agree and understand that, in addition to any other conditions that may be set forth herein regarding the payment of the consideration, the consideration is not due and payable until any and all pending matters against Panera are withdrawn and/or dismissed with prejudice and Panera has been notified in writing by the agency(ies) or court(s) of such withdrawal and/or dismissal.

I further voluntarily waive any claims or rights that I may have to employment by Panera. I also agree that Panera has no obligation whatsoever to hire me at any time in the future. I also agree not to apply for or otherwise seek to be employed by Panera.

I further agree to immediately return upon my effective termination date or such other time as Panera may direct all property belonging to Panera (including, but not limited to, computer, files, and reports) and I will not retain copies of any property I return.

I further agree not to disclose any confidential or proprietary information belonging and/or pertaining to Panera.

I further agree that I will not disclose or discuss any alleged claims against Panera with anyone.

I further agree that I will not disclose or discuss the existence of this General Release and/or the financial terms or any other provisions of this General Release with anyone.

I further agree I will not make any disparaging remarks and/or statements about Panera.

I further agree I will not make any remarks or statements that could harm Panera.

Nothing in this General Release prohibits me from:

i)    Disclosing the monetary consideration obtained under this General Release where disclosure is required by law; or

ii)    Disclosing this General Release for the sole purpose of finalizing and/or enforcing this Agreement; or

iii)    Disclosing this General Release to my accountant for tax
purposes or my attorney; or

iv)    Disclosing any alleged claims and/or this General Release where disclosure is required by law (which includes requests for disclosure from discrimination enforcement agencies).

Mark Wesley
General Release Prepared on October 9, 2015

Except as provided above, I further agree that if I am contacted by any person, group of persons, associations, corporations, partnerships or other entities (including, but not limited to, any news media, radio, television, newspaper, magazines, periodicals or any other publication of any type) regarding my employment at Panera or my alleged claims against Panera and/or this General Release, I will, in word or in substance, state that: “I have resolved all my differences with Panera.”

I further agree to execute such forms as are reasonably necessary for processing the consideration listed in Attachment 1.

I further agree and understand that all of the payments made pursuant to this General Release should be made so as to comply with or be exempt from or not be covered by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which includes, in the Company’s sole discretion, reasonably postponing or accelerating the payment of any amounts due under this General Release as is necessary to comply with, or be exempt from or not be covered by the requirements of Section 409A of the Code.

I further understand that the payment of the consideration is not due until all pre-conditions of this General Release have been completed, including the expiration of the revocation period.

I expressly agree and understand that should I fail to comply with the terms of this General Release and/or my post termination obligations generally set forth in the Non-Compete Agreement; and as a result, continued payment of the consideration set forth in Attachment 1 is discontinued, whatever consideration paid up to the date of discontinuation is sufficient consideration. I further agree that in addition to any other remedy Panera may have for a breach, including, but not limited to specific performance of the provisions, I will pay all reasonable attorney fees incurred by Panera pertaining to the breach and/or its enforcement.

I understand that Panera is not admitting to any liability by agreeing to pay the consideration identified herein.

In case any one or more of the provisions contained in this General Release shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this General Release, this General Release shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and each provision of this General Release shall, if necessary, be deemed to be independent of each other and each supported by valid consideration.

The provisions of this General Release shall be construed in accordance with the laws of the State of Washington. Venue for the resolution of any breach or dispute arising out of this General Release shall be in any appropriate state or federal court situated in the City of Seattle, Washington.

Mark Wesley
General Release Prepared on October 9, 2015

This General Release along with the terms of the Non-Compete Agreement are the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between Panera and me. No modification of or amendment to this General Release or the Non-Compete Agreement, nor any waiver of any rights under this General Release or the Non-Compete Agreement, will be effective unless in writing and signed by Panera and me.

This General Release is written in a manner which I understand and entitles me to receive money which I would not have received apart from this General Release.

By this General Release, Panera has given me written notice to consult an attorney and I have been given the opportunity to consult with counsel of my own choosing.

I have been given adequate time (including in excess of 21 days) to consider this General Release before signing it, and if I should have signed it on or before 21 days have elapsed, I do so voluntarily and with full knowledge of the binding terms set forth in this General Release. Accordingly, I will make no claim that this General Release is null and void should I sign it on or before the 21 day period.

I have the right to revoke this General Release within eight (8) days of signing it by notifying Liz Dunlap at 3630 S. Geyer Road, St. Louis, MO 63127, in writing of my intention to do so.

By signing this General Release, I understand that I am waiving any rights or claims arising under ERISA, ADA, ADEA, TITLE VII, OWBPA, COBRA, FLSA or under any other federal, state, municipal, city, town or common law, including, but not limited to, any claims I have filed and/or could file.

I acknowledge that the execution of this General Release is my own free, voluntary and knowing act and deed.

/s/Mark Wesley 10/9/2015
Mark Wesley                         Date

Mark Wesley
General Release Prepared on October 9, 2015

ATTACHMENT 1
Mark Wesley
Whereas, my last day of employment was September 21, 2015;

Whereas, I understand that other than the payments set forth below, all pay and benefits cease effective September 21, 2015 and the Company will issue me a COBRA notification (and other such termination documentation) consistent with September 21, 2015 being my last day of employment;

Whereas, no consideration is due until the latter of the expiration of the revocation period and/or withdrawal/dismissal of any pending claims as provided for in the General Release and continued payment of the consideration is contingent on my compliance with the terms of the General Release and/or my post termination obligations generally set forth in the General Release (including the obligations contained in the “Panera, L.L.C. Confidential and Proprietary Information and Non-Compete Agreement” that I on signed on or about July 15. 2013);

Whereas, the consideration set forth below is subject to reduction as set forth in Section 7.4 of the Non-Compete Agreement;

Whereas, the timing of the below payments is, as more fully set forth in the General Release, subject to change based on Section 409A of the Code considerations.

Now therefore, the consideration for my General Release is as follows:

The Company will pay me the maximum gross sum of Four-hundred-eighty-nine-thousand, three-hundred dollars and zero cents ($489,300.00) payable in twenty-six (26) bi-weekly installments of Eighteen-thousand, eight-hundred-nineteen dollars and twenty-three cents ($18,819.23), less applicable deductions/withholdings.

The Company will effectively pay the Company portion of my health and/or dental insurance premium provided (a) I timely elect COBRA (with the “qualifying event” for COBRA purposes being September 21, 2015; (b) I pay with post tax dollars the full COBRA premiums and (c) said effective payment of “the Company portion of my health and/or dental insurance premium” by Panera is in a manner Panera deems, in its sole discretion, to be appropriate up to a maximum of 52 consecutive weeks following my last day of employment.

Mark Wesley
General Release Prepared on October 9, 2015

I expressly agree and understand that should I failed to comply with the terms of the General Release and/or my post termination obligations generally set forth in the General Release (including the obligations contained in the Non-Compete Agreement; and, as a result, continued payment of the consideration is discontinued, whatever consideration paid up to the date of discontinuation is sufficient consideration.

I agree to the above.

/s/ Mark Wesley	10/9/2015
Mark Wesley	Date

On behalf of the Company:

/s/ Elizabeth Dunlap
Elizabeth Dunlap
SVP & Chief People Officer

Mark Wesley
General Release Prepared on October 9, 2015